Exhibit 99.1

NovaCopper Sells Titiribi Property to Brazil Resources

TSX, NYSE-MKT
Symbol: NCQ

VANCOUVER, Aug. 18, 2016 /CNW/ - NovaCopper Inc. (TSX, NYSE-MKT: NCQ) ("NovaCopper" or the "Company") has entered into a share purchase agreement to sell its wholly-owned subsidiary, Sunward Investments Limited, which indirectly owns the Titiribi property to Brazil Resources Inc. ("BRI") in exchange for 5 million common shares of BRI and 1 million warrants.  Each warrant is exercisable into one common share of BRI for a period of two years from the closing date of the transaction at a price of C$3.50 per BRI common share.  Using the 20 day volume weighted average price of BRI shares on the TSX-V of C$2.61, the value of the 5 million common shares of BRI would be approximately C$13.1 million.  Closing of the transaction is subject to satisfaction of certain closing conditions and receipt of regulatory approval, and is anticipated to occur on or about September 1, 2016.

The Titiribi property is located approximately 70 kilometers southwest of the city of Medellin, Colombia, in Antioquia department, within the historical Titiribi mining district; an important historic gold and silver producing region.  It was acquired in June 2015 as part of a larger corporate transaction between NovaCopper and Sunward Resources Limited.  "While we believe the Titiribi property has excellent exploration potential and a strong local team, the sale allows NovaCopper to focus on its high-grade copper, zinc and precious metals projects located in northwest Alaska", said Mr. Rick Van Nieuwenhuyse, NovaCopper's President and Chief Executive Officer.  Mr. Van Nieuwenhuyse continued, "The project is being placed in good hands under the management of Brazil Resources who have experience in South America and a growth strategy of building a portfolio of assets that provides its shareholders meaningful optionality and leverage to the price of gold."

About NovaCopper

NovaCopper Inc. is a metals exploration company focused on exploring and developing the Ambler mining district located in northwestern Alaska. It is one of the richest and most-prospective known copper-dominant districts located in one of the safest geopolitical jurisdictions in the world. It hosts world-class polymetallic VMS deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high grade copper mineralization. Exploration efforts have been focused on two deposits in the Ambler district - the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within NovaCopper's land package that spans approximately 143,000 hectares. NovaCopper has an agreement with NANA Regional Corporation, Inc., a Regional Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler mining district in cooperation with local communities. Our vision is to develop the Ambler mining district into a premier North American copper producer.

More information on the Company, its properties and its management team is available on the Company's website at www.novacopper.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, including the anticipated closing date, other than statements of historical fact are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NovaCopper's expectations include the uncertainties involving receipt of required regulatory approvals, satisfaction of closing conditions, the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for cooperation of government agencies and native groups in the development and operation of properties and infrastructure; the need to obtain permits and governmental approvals; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, metal grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; and other risks and uncertainties disclosed in NovaCopper's Annual Report on Form 10-K for the year ended November 30, 2015 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other NovaCopper reports and documents filed with applicable securities regulatory authorities from time to time. NovaCopper's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. NovaCopper assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

SOURCE NovaCopper Inc.

%CIK: 0001543418

For further information: NovaCopper Contacts: Rick Van Nieuwenhuyse, President & Chief Executive Officer, rickvann@novacopper.com; Elaine Sanders, Vice President & Chief Financial Officer, elaine.sanders@novacopper.com; 604-638-8088 or 1-855-638-8088

CO: NovaCopper Inc.

CNW 07:45e 18-AUG-16